UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the registrant ☒
Filed by a party other than the registrant ☐
     Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
APPLICA INCORPORATED

(Name of Registrant as Specified in Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.10 per share, of Applica Incorporated (“Applica common stock”)

(2)	Aggregate number of securities to which transaction applies: 15,164,300 shares of Applica common stock

935,796 options to purchase shares of Applica common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):
$7.00 per share of Applica common stock

$7.00 minus weighted average exercise price of outstanding options of $4.31 per share subject to option

(4)	Proposed maximum aggregate value of transaction: $108,667,291

(5)	Total fee paid: $11,627.40

☐	Fee paid previously with preliminary materials.
☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid: $9,910.49

(2)	Form, schedule or registration statement no.: Schedule 14A

(3)	Filing party: Applica Incorporated

(4)	Date Filed: November 2, 2006

(1)	Amount previously paid: $865.87

(2)	Form, schedule or registration statement no.: Schedule 14A

(3)	Filing party: Applica Incorporated

(4)	Date Filed: December 15, 2006

APPLICA INCORPORATED
3633 Flamingo Road
Miramar, Florida 33027
SUPPLEMENT TO PROXY STATEMENT

$7.00 PER SHARE UNDER
HARBINGER CAPITAL PARTNERS MERGER AGREEMENT

Dear Fellow Shareholder:	December 22, 2006
     On or about December 6, 2006, we mailed to you a definitive proxy statement relating to a special meeting of our shareholders to be held on December 28, 2006 for the purpose of considering and voting on a proposal to adopt the Agreement and Plan of Merger, dated as of October 19, 2006, among Applica and APN Holding Company, Inc. and APN Mergersub, Inc. (which are subsidiaries of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P., and which we refer to, along with such funds, as Harbinger), pursuant to which, among other things, upon the merger becoming effective, each outstanding share of Applica common stock, par value $0.10 per share (other than shares owned by Applica or Harbinger), would be converted into the right to receive $6.00 in cash, without interest, and Applica would become an indirect wholly owned subsidiary of the Harbinger funds.
     On December 14, 2006, the parties to the merger agreement amended the original merger agreement to provide for an increase of $0.50 in cash per share over the $6.00 in cash per share provided for in the original merger agreement, such that upon completion of the merger, each outstanding share of our common stock (other than shares owned by Applica or Harbinger) would be converted into the right to receive $6.50 in cash, without interest. On December 22, 2006, the parties to the merger agreement amended the original merger agreement for a second time to provide for an additional increase of $0.50 in cash per share over the $6.50 in cash per share provided in the amended merger agreement, such that upon completion of the merger, each outstanding share of our common stock (other than shares owned by Applica or Harbinger) will be converted into the right to receive $7.00 in cash, without interest. No other amendments were made to the original merger agreement previously submitted to our shareholders. The original merger agreement as so amended is referred to as the amended merger agreement. The second amendment to the merger agreement is attached to the attached supplement as Annex A.
     The attached supplement contains additional information about the amended merger agreement. We urge you to read this document carefully and in its entirety. We also encourage you, if you have not done so already, to review the definitive proxy statement. You should consider the matters discussed under “Special Note Regarding Forward-Looking Statements” on page 2 of the attached supplement before voting. You may also obtain additional information from documents we have filed with the Securities and Exchange Commission.
     The time, date and place of the special meeting to consider and vote upon the adoption of the amended merger agreement remain the same and are as follows:
11:00 a.m., Eastern Standard Time, on December 28, 2006
3633 Flamingo Road, Miramar, Florida 33027
     The record date for the special meeting has not changed. Only holders of our common stock at the close of business on November 27, 2006 are entitled to notice of the special meeting and to vote at the special meeting, except that shares of our common stock that are beneficially owned by Harbinger are not eligible or entitled to vote at the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

     Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption of the amended merger agreement. If you do not vote, it will have the same effect as a vote against the merger.
     Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the proxy card enclosed with the definitive proxy statement. If you have already submitted a proxy, you do not need to submit another proxy unless you wish to change your vote. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.
     After careful consideration, our board of directors approved the amended merger agreement and the merger and declared that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable for, fair to and in the best interest of Applica shareholders.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, AS AMENDED.
     Thank you in advance for your cooperation and continued support.

By Order of the Board of Directors,

Harry D. Schulman Chairman of the Board,
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
This supplement is dated December 22, 2006 and is first being mailed to shareholders on or about December 23, 2006.

INTRODUCTION
     The information provided in the definitive proxy statement dated December 4, 2006, as amended by the first supplement, which we refer to in this supplement as the definitive proxy statement, previously mailed to our shareholders on or about December 6, 2006, continues to apply, except as described in this supplement. To the extent information in this supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this supplement is the more current information. If you would like additional copies of the definitive proxy statement, the first supplement, this supplement, the Schedule 14D-9 recommendation statement or a new proxy card or if you have questions about the merger or any of the foregoing, you should contact our proxy solicitor, Georgeson Inc. at 17 State Street, New York, New York 10004 or call them toll-free at (866) 857-2634. Banks and brokerage firms, please call (212) 440-9800. You may also contact our Investor Relations Department at (954) 883-1000. The definitive proxy statement may also be found on the Internet at www.sec.gov. See “Where You Can Find More Information” on page 7 of this supplement. In this supplement, the terms “we,” “our,” “ours,” and “us” refer to Applica Incorporated and its subsidiaries.
UPDATE TO SUMMARY
     This update to the summary, together with the following updated question and answer section, highlights important information discussed in more detail elsewhere in this supplement and in the definitive proxy statement. This updated summary does not contain all of the information you should consider before voting on the amended merger agreement and the merger. To understand the merger more fully, you are urged to read carefully this entire supplement and the second amendment to the merger agreement, a copy of which is attached as Annex A to this supplement, the definitive proxy statement and all of its annexes before voting on whether to approve the amended merger agreement and the merger. The amended merger agreement is the legal document that governs the merger.
Purpose of the Meeting
     You will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 19, 2006, among Applica and Buyer and Merger Co (which are subsidiaries of the Harbinger Funds), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 14, 2006, and Amendment No. 2 to the Agreement and Plan of Merger, dated as of December 22, 2006, among Applica and Buyer and Merger Co, pursuant to which, upon the merger becoming effective, each outstanding share of Applica common stock, par value $0.10 per share, (other than shares owned by Applica or Harbinger) will be converted into the right to receive $7.00 in cash, without interest.
Required Vote
     Under Florida law, the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to adopt the amended merger agreement. Thus, the affirmative vote of holders of common stock representing at least 7,585,151 votes will be required to approve the merger. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the merger.
     Shares of our common stock that are beneficially owned by Harbinger are not eligible or entitled to vote on the merger at the special meeting.
Recommendation of Our Board of Directors
     After careful consideration, our board of directors approved the amended merger agreement and the merger and declared that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable for, fair to and in the best interest of Applica shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, AS AMENDED.

Market Price of Our Common Stock
     Our common stock is listed on the NYSE under the trading symbol “APN”. The closing price of our common stock on the NYSE as of December 21, 2006, the last trading day prior to the public announcement of our execution of the amended merger agreement was $6.65.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This supplement, and the documents to which we refer you in this supplement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:
•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	failure to obtain the approval of the merger proposal at the special meeting of shareholders;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the amended merger agreement, including a termination under circumstances that could require us to pay a termination fee to Buyer in the amount of $4.0 million plus up to $2.0 million of reasonable documented, third party, out of pocket expenses;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the failure of the merger to close for any reason;

•	disruption from the announcement of the merger, and the merger, making it more difficult to maintain relationships with customers, employees or suppliers;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the amended merger agreement;

•	the uncertainty as to the outcome of the pending litigation filed by NACCO Industries, Inc. and HB-PS Holding Company, Inc. related to the termination of their merger agreement with us and the impact of such litigation on the merger; and

•	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005. See “Where You Can Find More Information” on page 7.

THE MERGER
Update to Background of the Merger
     The discussion below supplements the description in the definitive proxy statement of the background of the merger.
     Late in the evening of December 13, 2006, we received a letter from NACCO Industries, Inc. offering to acquire our common stock for $6.50 per share in cash (and on December 15, 2006, NACCO publicly announced that, through a subsidiary, it had commenced a tender offer to purchase all of our outstanding common stock at an offer price of $6.50 per share). In accordance with the terms of the merger agreement, we promptly notified Harbinger on December 14, 2006 of our receipt of the offer from NACCO.
     Subsequently, Harbinger submitted to us a definitive binding offer to enter into an amendment to its merger agreement that provides for our shareholders to receive $6.50 in cash per share if the Harbinger merger is completed. Our board held a meeting that same day and discussed the offers from NACCO and Harbinger and its obligations under the Harbinger merger agreement. The meeting was attended by our senior management and legal and financial advisors, as well as a representative of the board’s independent legal counsel. At the meeting, the board reviewed and discussed the offers from NACCO and Harbinger with management and the legal and financial advisors. The board also discussed with the legal advisors the provisions of the Harbinger merger agreement relating to competing transactions.
     After consultation with the legal and financial advisors, our board determined that the merger agreement, as amended, is at least as favorable to our shareholders as the offer made by NACCO, is advisable for, fair to and in the best interests of our shareholders (other than Harbinger and its affiliates) and voted to approve and adopt, and authorized senior management to enter into, the amendment proposed by Harbinger. On December 14, 2006, we executed Amendment No. 1 to the Agreement and Plan of Merger with Harbinger and thereafter issued a press release announcing the amendment. On December 15, 2006, we filed with the SEC a supplement to the definitive proxy statement that describes, among other things, the amendment to the merger agreement.
     On December 15, 2006, Greenberg Traurig sent a letter to NACCO on our behalf informing NACCO of Harbinger’s increase to $6.50 of its per share purchase price and our board’s determination that the merger agreement, as amended, is at least as favorable to Applica’s shareholders as the NACCO offer.
     Also on December 15, 2006, NACCO filed a Tender Offer Statement on Schedule TO with the SEC and delivered a request pursuant to Rule 14d-5, purportedly commencing a tender offer to purchase all of our issued and outstanding shares of common stock for a per share price of $6.50, net in cash to seller, without interest.
     On December 18, 2006, our board held a meeting during which it reviewed and discussed the terms and conditions of the NACCO offer set forth in the Schedule TO with management and the legal and financial advisors. After careful consideration, our board determined at such meeting to recommend that Applica’s shareholders reject the NACCO offer and not tender their shares in the NACCO offer.
     On December 19, we filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC in connection with the NACCO offer recommending that our shareholders reject the NACCO offer and not tender their shares in the offer.
     On December 21, 2006, NACCO publicly announced that it had increased the per share offer price of its offer to $7.00 and amended the Schedule TO accordingly. In accordance with the terms of the Harbinger merger agreement, we promptly notified Harbinger on December 21, 2006 of NACCO’s amended offer price.
     Subsequently, on December 21, 2006, Harbinger submitted to us a definitive binding offer to enter into an amendment to its merger agreement that provides for Applica’s shareholders to receive $7.00 in cash per share, without interest, if the Harbinger merger is completed.

     On December 22, 2006, our board held a meeting and discussed the offers from NACCO and Harbinger and its obligations under the merger agreement. The meeting was attended by our senior management and legal and financial advisors, as well as a representative of our board’s independent legal counsel. Our board reviewed and discussed the offers from NACCO and Harbinger with management and the legal and financial advisors and determined on December 22, 2006 that the Harbinger merger agreement, as proposed to be amended, is at least as favorable to our shareholders as the tender offer made by NACCO. After lengthy discussions and a thorough review with management and the legal and financial advisors, our board also determined (i) that the merger agreement, as amended, is advisable for, fair to and in the best interests of our shareholders (other than Harbinger and its affiliates) and voted to approve and adopt, and authorized senior management to enter into, the amendment proposed by Harbinger and (ii) to recommend that that our shareholders (A) vote “FOR” the adoption of the Harbinger merger agreement, as amended and (B) reject the NACCO offer and NOT tender their shares in the NACCO offer.
     On December 22, 2006, we executed Amendment No. 2 to the Agreement and Plan of Merger with Harbinger and thereafter issued a press release announcing the amendment.
     Also on December 22, 2006, as required under Rule 14d-5(b) in accordance with our prior election, we commenced mailing the Schedule TO to our shareholders on behalf of NACCO.
Recommendation of Our Board of Directors
     After careful consideration, the board of directors approved the amended merger agreement and the merger. THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, AS AMENDED.
     The board of directors also recommends that, even if a shareholder does not vote with respect to the amended merger agreement at this time, that such shareholder vote “FOR” the proposal to adjourn or postpone the special meeting of shareholders, if necessary or appropriate, to solicit additional proxies if there are insufficient shares present or represented at the meeting to constitute a quorum or insufficient votes at the time of the meeting to adopt the amended merger agreement. The ability to adjourn or postpone the special meeting will give the board of directors the flexibility to preserve the existing transaction with Harbinger should the vote not be obtained by December 28, 2006.

SUMMARY OF THE SECOND AMENDMENT TO THE MERGER AGREEMENT
     The following discussion summarizes the material provisions of the second amendment to the merger agreement and is qualified by reference to the second amendment, a copy of which is attached as Annex A to this supplement and is incorporated by reference into this supplement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement (which is included as Annex A to the definitive proxy statement), as well as the first and second amendments thereto, and not by this summary or any other information contained in this supplement. We urge you to read the merger agreement and the first and second amendments carefully and in their entirety, as well as the definitive proxy statement, the first supplement and this supplement and the Schedule 14d-9 recommendation statement, as amended, before making any decisions regarding the merger.
     On December 22, 2006, Applica and Buyer and Merger Co (which are subsidiaries of the Harbinger Funds) entered into a second amendment to the Agreement and Plan of Merger, dated as of October 19, 2006, as amended on December 14, 2006. A complete copy of the second amendment is included as Annex A to this supplement and is incorporated by reference into this discussion. The following discussion summarizes the material changes to the merger agreement made by the second amendment.
Increase in Merger Consideration
     The second amendment to the amended merger agreement provides for an additional $0.50 per share increase in the cash consideration to be received by our shareholders in the merger, from $6.50 to $7.00 in cash, without interest, for each share of our common stock outstanding (other than shares owned by Applica or Harbinger).

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
     The following questions and answers are intended to address some commonly asked questions regarding the second amendment to the merger agreement, the merger and the special meeting. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the more detailed information contained elsewhere in this supplement and in the definitive proxy statement.

Q:	Why are you sending me this supplement to the definitive proxy statement?

A:	We are sending you this supplement to the definitive proxy statement because on December 22, 2006, we entered into a second amendment to the amended merger agreement. This supplement provides information with respect to the second amendment to the amended merger agreement and certain other matters and updates the definitive proxy statement which was previously mailed to you.

Q:	What will I now receive in the merger?

A:	Pursuant to the second amendment to the amended merger agreement, upon completion of the merger, you will receive $7.00 in cash, without interest, for each share of our common stock that you own.

Q:	Does the board of directors support the amended merger agreement?

A:	Yes. Our board recommends that our shareholders vote “FOR” the adoption of the merger agreement, as amended.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders will be held at our executive offices located at 3633 Flamingo Road, Miramar, Florida 33027, on December 28, 2006, at 11:00 a.m., Eastern Standard Time.

Q:	Who can vote at the special meeting?

A:	The record date for the special meeting has not changed. All shareholders of record at the close of business on November 27, 2006, the record date for the special meeting, will be entitled to vote at the special meeting, except that shares of our common stock that are beneficially owned by Harbinger are not eligible or entitled to vote at the special meeting.

Q:	What if I already voted using the proxy you sent me earlier?

A:	First, carefully read and consider the information contained in this supplement. If you have already delivered a properly executed proxy, you will be considered to have voted on the second amended merger agreement, and you do not need to do anything unless you wish to change your vote.

Q	Can I change my vote after I have mailed in my proxy card?

A:	Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so by:
•	delivering a written notice to the corporate secretary of Applica before the special meeting that states that you revoke your proxy;

•	delivering a signed and later dated new proxy card before the special meeting in accordance with the instructions included with the proxy card; or

•	attending the special meeting and voting in person.

Simply attending the special meeting will not revoke your proxy. If your shares are held in “street name” by your broker, bank, dealer or other nominee, you must follow instructions received from such broker, bank or nominee with this supplement or the definitive proxy statement in order to revoke your vote or to vote at the special meeting.

Q:	What do I do if I have not voted yet?

A:	After carefully reading and considering the information contained in this supplement and the definitive proxy statement, please complete, sign and date your proxy and return it in the postage-paid return envelope enclosed with the definitive proxy statement as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will vote your proxy in favor of approval of the second amended merger agreement. Because the required vote of our shareholders is based upon the number of outstanding shares of our common stock entitled to vote at the special meeting, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against approval of the second amended merger agreement.

Q:	What is the status of NACCO’s offer?

A:	Please read the section entitled “Background of the Merger” on pages 19-28 of the definitive proxy and page 6 of the first supplement thereto statement for a summary of our prior dealings with the NACCO Industries, Inc. On December 21, 2006, NACCO publicly announced that it had increased the per share offer price of its offer to $7.00. On December 22, 2006, our board determined that the amended merger agreement, as amended by the second amendment to increase the per share purchase price to $7.00, without interest, is at least as favorable to our shareholders as the new offer made by NACCO, is advisable for, fair to and in the best interests of our shareholders (other than Harbinger and its affiliates) and voted to approve and adopt, and authorized senior management to enter into, the second amendment proposed by Harbinger. In addition, our board determined at such meeting to recommend that our shareholders reject the NACCO offer and not tender their shares in the NACCO offer.

Q:	Who can answer further questions?

A:	If you would like additional copies of this supplement or the definitive proxy statement, the recommendation statement or a new proxy card or if you have questions about the merger, you should contact our proxy solicitor, Georgeson Inc. at 17 State Street, New York, New York 10004 or call them toll-free at (866) 857-2634. Banks and brokerage firms, please call (212) 440-9800. You may also contact our Investor Relations Department at (954) 883-1000.
UPDATE TO INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
     In considering the recommendation of the board to vote in favor of the adoption of the merger agreement, our shareholders should be aware that members of the board of directors and certain of our executive officers have interests in the merger that are different from, or are in addition to, the interests of Applica shareholders generally and that may create potential conflicts of interest. During its deliberations in determining to recommend to its shareholders that they vote in favor of the merger proposal, the board was aware of these interests. This section updates certain information contained in the definitive proxy statement regarding the interests of our directors and executive officers in the merger to reflect the revised per share purchase price set forth in the amended merger agreement. Otherwise the information in the definitive proxy statement under the heading “Interests of our Directors and Executive Officers in the Merger” remains unchanged. Please refer to the more detailed information regarding such interests contained in the definitive proxy statement.

Treatment of Stock Options
     As of the record date, there were 770,000 shares of our common stock subject to outstanding stock options granted under our equity incentive plans to our current executive officers and directors with a per share exercise price of less than $7.00. As of the effective time of the merger, all options to acquire Applica common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, shall become:
•	fully exercisable and vested; and

•	shall be cancelled, retired and extinguished and shall no longer be outstanding following the effective time of the merger.
     In the merger, each director and executive officer holding stock options that have an exercise price of less than $7.00 per share will receive an amount in cash, without interest, less any required withholding taxes, equal to the excess of $7.00 over the applicable per share exercise price for each stock option held, multiplied by the aggregate number of shares of our common stock into which the applicable stock option was exercisable immediately prior to the effective time of the merger. Options with a per share exercise price equal to or in excess of $7.00 will be terminated and cancelled without any consideration therefor if not exercised prior to the effective time of the merger.
     The following table summarizes the outstanding vested and unvested options held by our executive officers and directors as of the record date, and the consideration that each of them will receive pursuant to the amended merger agreement in connection with the cancellation of their options:

		Weighted Average
	No. of Shares	Exercise Price of
	Underlying In-The-	In-The-Money Vested
	Money Vested and	and Unvested	Resulting
Name	Unvested Options	Options	Consideration
Susan J. Ganz	3,000	$3.48	$10,560
Leonard Glazer	3,000	$3.48	$10,560
Ware H. Grove	3,000	$3.48	$10,560
Brian Guptill	40,000	$4.575	$97,000
J. Maurice Hopkins	3,000	$3.48	$10,560
Thomas J. Kane	3,000	$3.48	$10,560
Christopher B. Madison	—		—
Terry L. Polistina	150,000	$4.553	$367,050
Jerald I. Rosen	3,000	$3.48	$10,560
Harry D. Schulman	550,000	$4.227	$1,525,150
Paul K. Sugrue	3,000	$3.48	$10,560

UPDATE TO NACCO LITIGATION
     This section updates the information contained in the definitive proxy statement regarding litigation initiated by NACCO. This section is meant to replace in its entirety the information set forth under the heading “NACCO Litigation” on page 60 of the definitive proxy statement.
     On November 13, 2006, NACCO and Hamilton Beach/Proctor-Silex filed a complaint in the Delaware Chancery Court, naming us and Harbert Management Corporation, HMC Investors, L.L.C., Harbinger Capital Partners Offshore Manager, L.L.C., Harbinger Capital Partners Master Fund I, Ltd., HMC- New York, Inc., Harbinger Capital Partners Special Situations GP, LLC, Harbinger Capital Partners Special Situations Fund, L.P., APN Holding Company, Inc., APN Mergersub, Inc., Philip Falcone, Raymond J. Harbert and Michael D. Luce (collectively referred to in this Statement as the Harbinger defendants) as defendants. The case is assigned to Vice Chancellor Stephen P. Lamb.
     The complaint alleges that we breached the NACCO merger agreement. On September 14, 2006, the Harbinger defendants offered to purchase all of our outstanding common stock (that they did not already own) for $6.00 a share. The complaint alleges that we failed to keep NACCO informed of the possibility of this offer before it was made, and of developments after the Harbinger defendants’ offer had been publicly announced. The complaint further alleges that the Harbinger defendants made certain false and misleading filings with the SEC in connection with their prior acquisitions of our stock that allegedly facilitated the Harbinger defendants’ acquisition of our common stock at a substantial discount and created an uneven playing field in any subsequent contest for control of us.
     NACCO and Hamilton Beach/Proctor-Silex request in the complaint, among other things, that the Delaware Chancery Court: (i) declare that we breached the NACCO merger agreement; (ii) specifically enforce the NACCO merger agreement in accordance with its terms; (iii) restrain us from consummating the Harbinger merger agreement (in its then-existing form, prior to the amendments thereto); (iv) order the Harbinger defendants to divest themselves of their shares of our stock; and (v) in the alternative, award damages that would include, but not be limited to, the lost benefit of the bargain inherent in the NACCO merger agreement.
     The court held a scheduling conference on November 20, 2006, and directed that a preliminary injunction hearing be held on December 13, 2006. The parties undertook expedited discovery. On December 1, 2006, NACCO and Hamilton Beach/Proctor-Silex withdrew their request for a preliminary injunction to enjoin the Harbinger transaction, but did not withdraw the complaint.
     In response to the complaint, on December 1, 2006, the Harbinger defendants filed a Motion to Dismiss and For Summary Judgment. The Harbinger defendants raise a number of grounds on which they believe that the complaint should be dismissed, including that: (i) the complaint fails to state a claim on which relief can be granted; (ii) the complaint fails to plead fraud with particularity; (iii) the expedited discovery exchanged by the parties disproves the claims in the complaint; (iv) the court lacks personal jurisdiction over certain defendants; (v) there was insufficient process and service of process over certain defendants; (vi) the complaint fails to join indispensable parties; and (vii) the claims are barred by certain affirmative defenses and equitable doctrines, including but not limited to acquiescence, waiver, equitable estoppel, laches and unclean hands. On December 4, 2006, all of the Harbinger defendants filed an answer to the complaint, in which they denied the material allegations of the complaint and asserted a number of defenses. Also on December 4, 2006, we filed a Motion to Dismiss and For Summary Judgment, in which we raise a number of arguments, including that: (i) the complaint fails to state a claim on which relief can be granted; (ii) we are entitled to judgment as a matter of law; (iii) NACCO and Hamilton Beach/Proctor-Silex are not entitled to specific performance or damages; and (iv) the claims are barred by certain affirmative defenses and equitable doctrines, including accord and satisfaction, payment, acquiescence, waiver, equitable estoppel, laches and unclean hands.
     On December 18, 2006, NACCO filed a second complaint in the United States District Court, Northern District of Ohio, Eastern Division against us, Harbinger Capital Partners and certain of its affiliates alleging violations of various securities laws and regulations. The complaint seeks declaratory and injunctive relief, including, but not limited to, enjoining Harbinger Capital Partners from proceeding with its proposed acquisition of us, ordering us to correct alleged material misstatements and omissions in the definitive proxy statement dated December 4, 2006, and enjoining us from proceeding with the proposed merger with affiliates of Harbinger.
     On December 20, 2006, the United States District Court, Northern District of Ohio, Eastern Division denied all of the motions filed on December 19, 2006 by NACCO against us, Harbinger Capital Partners and certain of its affiliates. We issued a press release describing this result on December 21, 2006, which is incorporated by reference to exhibit 99 of our Current Report on Form 8-K filed on December 21, 2006.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
     Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.
     Any person, including any beneficial owner, to whom this supplement is delivered may request copies of proxy statements and any documents filed with the SEC or other information concerning us, without charge, by written or telephonic request directed to us at:
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
Attention: Investor Relations
Telephone: (954) 883-1000
investor.relations@applicamail.com
     You should rely only on the information contained in this supplement, the definitive proxy statement and the annexes to this supplement and the definitive proxy statement, as well as the documents which we refer to in the definitive proxy statement to vote on the merger agreement, as amended. We have not authorized anyone to provide you with information that is different from what is contained in this supplement or the definitive proxy statement.
     This supplement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.
* * * * *
     Your vote is important. To vote your shares, please complete, date, sign and return the proxy card enclosed with the definitive proxy statement as soon as possible. Please contact our proxy solicitor, Georgeson Inc. at 17 State Street, New York, New York 10004 or call them toll-free at (866) 857-2634 if you have any questions about this supplement, the definitive proxy statement or the merger or need assistance with the voting procedures.

Annex A
AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
     AMENDMENT NO. 2, dated as of December 22, 2006 (this “Second Amendment”), to the Agreement and Plan of Merger, dated as of October 19, 2006, by and among APN Holding Company, Inc., a Delaware corporation (“Parent”), APN Mergersub, Inc., a Florida corporation and a wholly owned direct subsidiary of Parent (“MergerSub”), and Applica Incorporated, a Florida corporation (the “Company”), as amended by Amendment No. 1, dated as of December 14, 2006 (the “Merger Agreement”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Merger Agreement.
     WHEREAS, pursuant to, and subject to the limitations set forth in, Section 9.2 of the Merger Agreement, the Merger Agreement may be amended, modified, or supplemented only by the written agreement of the parties thereto; and
     WHEREAS, the parties hereto wish to amend the Merger Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
          1. Amendment. Section 3.1(a) of the Merger Agreement is hereby amended by deleting the word “$6.50” in both instances and replacing each with the word “$7.00.”
          2. Miscellaneous.
               (a) Governing Law. This Second Amendment shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and wholly performed in such state, without regard to any applicable conflict of laws principles; provided, however, that the Merger will also be governed by the applicable provisions of the FCBA to the extent required thereby.
               (b) Counterparts. This Second Amendment may be executed in two or more counterparts, all of which will be considered one and the same instrument and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
               (c) Continued Force and Effect. Except as expressly amended or modified herein, the provisions of the Merger Agreement are and shall remain in full force and effect.
               (d) Authorization and Validity of Agreement. The execution and delivery of this Second Amendment by each of the parties hereto have been duly authorized and approved by their respective boards of directors and no other corporate action on the part of the parties hereto is necessary to authorize the execution and delivery of this Second Amendment. This Second Amendment has been, or will be when executed and delivered, duly executed and delivered by each of the parties hereto, and a valid and binding obligation of each of the parties hereto enforceable against each of the parties hereto in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
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     IN WITNESS WHEREOF, the undersigned has executed, or has caused to be executed, this Second Amendment on the date first written above.

APN HOLDING COMPANY, INC.
By:	/s/ Philip Falcone
	Name:	Philip Falcone
	Title:	Vice President and Senior Managing Director

APN MERGERSUB, INC.
By:	/s/ Philip Falcone
	Name:	Philip Falcone
	Title:	Vice President and Senior Managing Director

APPLICA INCORPORATED
By:	/s/ Harry D. Schulman
	Name:	Harry D. Schulman
	Title:	Chairman and Chief Executive Officer